UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 15, 2016

Concho Resources Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-33615	76-0818600
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Concho Center 600 West Illinois Avenue Midland, Texas	79701
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (432) 683-7443

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Reliance Acquisition

On August 15, 2016, Concho Resources Inc. (the “Company”) and its wholly owned subsidiary, COG Operating LLC, entered into a definitive purchase and sale agreement (the “Purchase Agreement”) with Reliance Energy, Inc., Reliance Exploration, Ltd., Reliance Energy-WA, LLC, Reliance Energy-GF, LLC and the other persons named as sellers therein (collectively, “Reliance”) to acquire certain interests in oil and gas properties, rights and related assets located in the Northern Midland Basin (the “Acquisition”), consisting of approximately 40,000 net acres for aggregate consideration of approximately $1.625 billion, subject to customary purchase price adjustments and certain preferential rights to purchase. The properties have an average of 99% working interest (75% NRI) with minimal leasehold obligations. The properties to be acquired have an estimated current net production of approximately 10 MBoepd from 44 horizontal and 326 vertical producing wells. Based on the estimates of the Company’s internal reserve engineers, the Company estimates that there were approximately 43 MMBoe of proved reserves associated with these properties as of June 30, 2016, of which 69% were proved developed. These reserve estimates were made in accordance with current SEC rules and regulations regarding oil and natural gas reserve reporting, including using average first-day-of-the-month prices for the prior 12 months in accordance with SEC guidelines. The consideration for the Acquisition will consist of $1,137.5 million in cash and either an additional $487.5 million in cash or 3,958,526 shares of common stock of the Company pursuant to an option exercisable by either the Company or Reliance to elect to require that a portion of the consideration be paid in common stock of the Company (“Stock Consideration”). The Company anticipates exercising this option and paying a portion of the Acquisition consideration in common stock of the Company. If the election to pay a portion of the consideration as Stock Consideration is made, the Company has agreed pursuant to the purchase agreement governing the Acquisition to file a registration statement to register the resale from time to time of the Stock Consideration under the Securities Act of 1933, as amended (the “Securities Act”), upon the closing of the Acquisition.

The Company intends to finance the cash portion of the consideration for the Acquisition with proceeds from its Offering (as defined below) as well as borrowings under its credit facility and cash on hand. The Company expects the Acquisition to close during the second half of 2016, subject to customary closing conditions, as further described below.

Each party’s obligation to consummate the Acquisition is conditioned upon, among other things, (i) confirmation of the counterparties’ representations and warranties as of the closing, (ii) the counterparties’ performance, in all material respects, of all covenants, (iii) the receipt of all required approvals (including approval under the Hart-Scott-Rodino Antitrust Improvements Act of 1976), (iv) the absence of legal matters prohibiting the Acquisition, and (v) the aggregate value of adjustments to the purchase price attributable to title defects, environmental defects, un-obtained consents to assignment, exercise of preferential purchase rights, the failure to consummate certain tag-along and drag-along rights, and casualty losses not exceeding an amount equal to 20% of the unadjusted purchase price.

A copy of the Purchase Agreement is filed as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated by reference herein. The above description of the Purchase Agreement is a summary only and is qualified in its entirety by reference to the complete text of the Purchase Agreement. The Purchase Agreement is filed herewith to provide investors with information regarding its terms. It is not intended to provide any other factual information about Reliance or the Company. In particular, the assertions embodied in the representations and warranties contained in the Purchase Agreement are qualified by information in confidential disclosure schedules provided by Reliance and the Company to each other in connection with the signing of the Purchase Agreement. These disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Purchase Agreement. Moreover, certain representations and warranties in the Purchase Agreement were used for the purpose of allocating risk between Reliance and the Company rather than establishing matters of fact. Accordingly, you should not rely on the representations and warranties in the Purchase Agreement as characterizations of the actual statements of fact about Reliance or the Company.

Item 3.02 Unregistered Sales of Equity Securities.

Pursuant to the Purchase Agreement, the Company and Reliance shall each have the right and option (the “Stock Option”) to elect to require that the unadjusted purchase price for the Acquisition be paid, delivered and issued in the form of (i) 3,958,526 shares of common stock of the Company at a per share value of $123.1519, which was determined based upon the twenty-day volume weighted average share price of the Company’s common stock prior to the execution date of the Purchase Agreement, and (ii) cash for the remainder of the unadjusted purchase price, subject to the terms and adjustments set forth in the Purchase Agreement. The Stock Option must be exercised on or prior to August 29, 2016. The Acquisition is expected to close during the second half of 2016, subject to customary closing conditions.

The issuance of the Stock Consideration under the Purchase Agreement will be made in reliance upon an exemption from the registration requirements of the Securities Act pursuant to Section 4(a)(2) thereof and the regulations promulgated thereunder. The Company will rely on this exemption from registration based in part on representations made by Reliance.

Item 8.01 Other Events.

On August 15, 2016, the Company filed with the Securities and Exchange Commission (the “SEC”) a preliminary prospectus supplement pursuant to Rule 424(b) of the Securities Act and issued a press release announcing the commencement of an underwritten public offering of 9,000,000 shares of its common stock, par value $0.001 per share (the “Offering”).

The preliminary prospectus supplement for the public offering contains updated Company risk factor disclosure. Accordingly, the Company is filing information for the purpose of supplementing and updating the risk factor disclosure contained in its prior public filings, including those discussed under the heading “Item 1A. Risk Factors” in its Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on February 25, 2016, and in its subsequent Quarterly Reports on Form 10-Q. The updated risk factor is as follows:

Risks Related to our Business

Our ability to use our net operating loss carryforwards or other tax attributes could be limited.

Concho anticipates it could generate a net operating loss (“NOL”) in 2016. Utilization of this NOL depends on many factors, including our ability to generate future taxable income, which cannot be assured. In addition, Section 382 of the Internal Revenue Code of 1986, as amended (“Section 382”), generally imposes an annual limitation on the amount of NOLs that may be used to offset taxable income when a corporation has undergone an “ownership change” (as determined under Section 382). An ownership change generally occurs if one or more stockholders (or groups of stockholders) who are each deemed to own at least five percent of our stock change their ownership by more than 50 percentage points over their lowest ownership percentage within a rolling three-year period. In the event that an ownership change has occurred, or were to occur, utilization of our NOLs would be subject to an annual limitation under Section 382, determined by multiplying the value of our equity at the time of the ownership change by the applicable long-term tax-exempt rate as defined in Section 382, and potentially increased for certain gains recognized within five years after the ownership change if we have a net built-in gain in our assets at the time of the ownership change. Any unused annual limitation may be carried over to later years. We cannot assure you that we will not have an ownership change as a result of this offering, which would result in an annual limitation under Section 382. However, even if we did have an ownership change as a result of this offering, we do not believe that such limitation would prevent our utilization of our anticipated 2016 NOL or any other tax attribute prior to their expiration. Future ownership changes or future regulatory changes could limit our ability to utilize our NOLs. To the extent we are not able to offset our future income with our NOLs, this would adversely affect our operating results and cash flows if we attain profitability.

Risks Related to the Acquisition

The completion of the Acquisition is subject to a number of conditions, and we may not be able to consummate it if such conditions are not met. Failure to complete the Acquisition could negatively affect our future business and financial results.

The completion of the Acquisition is subject to a number of conditions, and we may not be able to consummate it if such conditions are not met. Furthermore, the closing of this offering is not conditioned upon the closing of the Acquisition. Accordingly, we cannot assure you that even if we consummate this offering that we will consummate the Acquisition. We expect to close the Acquisition in the second half of 2016, but if the Acquisition is not completed, our future business and financial results could be negatively affected. Even if the Acquisition is consummated, achieving the targeted benefits of the Acquisition will depend in part upon whether we can integrate the Acquisition’s businesses in an efficient and effective manner. We may not be able to accomplish this integration process smoothly or successfully. Any acquisition, including the Acquisition, involves potential risks, including, among other things:

•	the validity of our assumptions about, among other things, revenues and costs;

•	a decrease in our liquidity by using a significant portion of our available cash or borrowing capacity to finance acquisitions;

•	a significant increase in our interest expense or financial leverage if we incur additional debt to finance acquisitions;

•	the assumption of environmental and other unknown liabilities, losses or costs for which we are not indemnified or for which our indemnity is inadequate;

•	the diversion of management’s attention from other business concerns;

•	an inability to hire, train or retain qualified personnel to manage and operate our growing business and assets;

•	the incurrence of other significant charges, such as impairment of goodwill or other intangible assets, asset devaluation or restructuring charges;

•	increased cost of transportation of production to markets;

•	significant costs associated with the Acquisition and subsequent integration efforts; and

•	a failure to attain or maintain compliance with environmental and other governmental regulations.

Additionally, if we are unable to consummate the transaction, we may be required to forfeit the $81.25 million deposit we made upon execution of the purchase agreement governing the Acquisition.

In addition to the proceeds from this offering, we may seek to fund a portion of the purchase price for the Acquisition through additional debt financing.

In addition to the proceeds from this offering, we may seek to fund a portion of the purchase price for the Acquisition through additional debt financing, including through borrowings under our revolving credit facility. If we incur additional debt, the risks associated with our leverage may be exacerbated.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description of Exhibit

2.1*	Purchase and Sale Agreement, dated August 15, 2016, by and among COG Operating LLC, as purchaser, Concho Resources Inc., as purchaser parent, and Reliance Energy, Inc., Reliance Exploration, Ltd., Reliance Energy-WA, LLC, Reliance Energy-GF, LLC and the other persons named as sellers therein, as sellers.

*	The immaterial schedules to this agreement have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. The Company will furnish copies of such schedules to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONCHO RESOURCES INC.

Date: August 15, 2016	By:	/s/ Travis L. Counts
	Name:	Travis L. Counts
	Title:	Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

2.1*	Purchase and Sale Agreement, dated August 15, 2016, by and among COG Operating LLC, as purchaser, Concho Resources Inc., as purchaser parent, and Reliance Energy, Inc., Reliance Exploration, Ltd., Reliance Energy-WA, LLC, Reliance Energy-GF, LLC and the other persons named as sellers therein, as sellers.

*	The immaterial schedules to this agreement have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. The Company will furnish copies of such schedules to the SEC upon request.